EXHIBIT 21.1
                    STEEL TECHNOLOGIES INC.

                         SUBSIDIARIES


                                                                                      Percentage of
                                                           Names Under                Voting Secur-
                                    Jurisdiction of       Which Business              ities Owned by
               Name                 Incorporation          Transacted                   Registrant
Wabash Steel                           Indiana          Wabash Steel Corporation            100%
  Corporation (Formerly
  Southern Strip Steel-
  Peru, Inc.)

Southern Strip Steel-                  Ohio             (Inactive Corporation)              100%
  Columbus, Inc.


Steel Technologies de Mexico           Mexico           Steel Technologies de Mexico         80%
 (formerly Transformadora y
  Commercializadora de
  Metales, S.A. de C.V.)

Mi-Tech Steel, Inc.                    Delaware         Mi-Tech Steel, Inc.                  50%

Processing Technology, Inc. *          Delaware         Processing Technology, Inc.           5%



* Steel Technologies Inc. also owns shares of Processing Technology, Inc., non-voting preferred stock. The Company continues to evaluate the possible conversion of its preferred shares into common shares of Processing Technology, Inc. If converted, Steel Technologies Inc., including the 5% interest currently held, would own 33% of the outstanding common shares of Processing Technology, Inc.